                         UNSECURED PROMISSORY NOTE               EXHIBIT 10.1


July 1, 1997
Las Vegas, Nevada                                                 $360,000.00


    The undersigned, for value received, promises to pay to the order of The Jack Biegger Revocable Living Trust (hereinafter collectively referred to as the "Trust"), at 20 Wild Dunes Court, Las Vegas, Nevada, 89113, or at such other place as the Trust from time to time may designate in writing, the principal sum of Three Hundred Sixty Thousand and No/100 Dollars (U.S. $360,000.00). The principal sum outstanding shall bear interest at the rate of 6.45% per annum from the date hereof.

    Principal and interest are payable in monthly installments of Seven Thousand Thirty-five and 39/100 Dollars ($7,035.39) each. The first installment is payable on August 1, 1997, and a like installment is payable on the 1st day of each succeeding month until July 1, 2002, when the entire balance of principal and accrued interest will be payable. Interest will be calculated on the basis of a 365-day year and actual days elapsed. Interest will be calculated on the unpaid principal to the date of each installment paid. Payments will be credited first to accrued interest and then to reduction of principal.

    In the event of: (1) the failure of the undersigned to make any payment required under this Note, and the failure is not cured within ten (10) days after written notice to the undersigned, (2) the dissolution of the undersigned, (3) the filing of a petition requesting that the undersigned be adjudged a bankrupt, which petition remains undismissed for a period of ninety
(90) days following its filing, (4) the undersigned becoming insolvent or making a general assignment for the benefit of creditors, (5) a receiver being appointed for all or substantially all of the property or assets of the undersigned, or (6) the undersigned shall sell all or substantially all of its assets, the entire principal and accrued interest shall at the option of the holder hereof become immediately due and payable without prior demand or notice, which the undersigned hereby waives. After maturity or default, the rate of interest on any unpaid balance of principal shall be increased by two percent (2%) per annum above the rate of interest herein set forth until paid, both before and after judgment.

This Note may be prepaid in full or in part at any time without premium or penalty.

    The undersigned waives diligence, demand, presentment for payment, protest, notice of protest, and notice of dishonor. In addition, the undersigned promises to pay reasonable attorneys' fees and costs incurred in the collection of this Note or any part thereof without suit, or in the event of a suit by the holder, such additional attorneys' fees and costs of suit as the court may adjudge reasonable.

    The undersigned shall have the right, for a period of two (2) years from July 1, 1997, to offset the items set forth in the second sentence of subparagraph 4(c) of that certain Stock Purchase Agreement dated February 28, 1997, by and among Cross-Continent Auto Retailers, Inc., Jack Biegger, Dale Edwards, and Sahara Datsun, Inc., d/b/a Jack Biegger Nissan, as amended, against any amounts due to the Trust under this Note.

    This Note shall be construed and governed by the laws of the State of Nevada.

                                       CROSS-CONTINENT AUTO RETAILERS, INC.,
                                       a Delaware corporation



                                       By:
                                          ----------------------------------
                                          Bill Gilliland,
                                          Chairman & Chief Executive Officer